EXHIBIT 99.1

Psychemedics Corporation Reports Fourth Quarter and Full Year 2021 Financial Results

ACTON, Mass., March 29, 2022 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ: PMD), the world’s largest provider of hair testing for drugs of abuse, announced today fourth quarter and full year financial results for the period ended December 31, 2021.

The Company’s revenue for the year ended December 31, 2021, was $24.9 million versus $21.4 million for the year ended December 31, 2020, an increase of 17%. Net loss for the year ended December 31, 2021, was $0.7 million or $0.12 per diluted share, versus net loss of $3.9 million or $0.70 per diluted share, for the comparable period last year. The Company’s revenue for the quarter ended December 31, 2021, was $6.4 million versus $5.3 million for the quarter ended December 31, 2020, an increase of 21%. Net loss for the quarter ended December 31, 2021, was $1.6 million or $0.29 per diluted share, versus net loss of $0.5 million or $0.10 per diluted share, for the comparable period last year. The Company most recently declared a dividend on December 10, 2021, which was paid on December 30, 2021.

Raymond C. Kubacki, Chairman and Chief Executive Officer, stated:

“2022 was another extraordinary year. As a recovery year, it was slower than anticipated and very choppy. With COVID-19 continuing, we experienced a see-saw year with the Delta and Omicron variants. In addition, we saw the supply chain disruptions having a negative impact on some of our clients. Nonetheless, total revenues increased 17%; more significantly, our domestic revenues increased 21% compared to the full year 2021. The driving force in this improved revenue performance was the continued growth in key market segments including Oil & Gas, Transportation and Manufacturing; with other market segments, such as Schools, also showing some recovery. International revenues, primarily Brazil, decreased 29%, but on a much smaller base. Brazil volumes continue to be unpredictable, and our focus remains on our domestic business, as we have mentioned previously throughout the year.

On the earnings front, there were a number of unusual items that flowed through our income statement. On the plus side, we had the forgiveness of our PPP Loan of $2.2 million and $2.6 million in refundable employee retention credits (“ERC”) for 2021. At the same time, we had two legal settlements which had a negative impact — one a contract dispute for $2.1 million paid by the Company and our insurers and the other a wage/break dispute for $1.2 million. The PPP Loan gain on forgiveness and legal settlement costs were recorded in Other Income/Expense. The ERC reduced our cost of revenues and also our operating expenses.

It is also important to note that in the fourth quarter of 2021, we had no ERC benefit. We did have the one-time charge of $1.2 million from the wage/break settlement and a significant increase in legal expenses, which distorted fourth quarter earnings results. The substantial increase in legal expenses was due to two items: 1) costs incurred with the legal settlement and 2) ongoing activities regarding potential strategic transactions. At the same time, helping to offset, we continued our major focus on cost reduction (including continued salary reductions for management and high-level teammates, as well as cost cutting initiatives). The good news is the legal proceedings are in our rear-view from an earnings perspective and we do not expect similar type contingencies for 2022.

Net-net, 2021 was certainly a year of improvement on an ongoing operating basis. While the outlook remains uncertain regarding COVID-19 and the nation’s recovery, we believe we are well positioned to continue our momentum going into 2022. We anticipate increases in profitability and cash flow generation in the coming year, driven by strong underlying business performance and a reduction in one-time costs.

Our balance sheet remains strong, despite payment of $2.1 million for one of the legal settlements, with $2.0 million of cash on hand ($4.5 million of working capital) at year end. The total equipment financing outstanding was $1.3 million as of December 31, 2021, compared to a total amount borrowed of $12.2 million reflecting repayments of $10.9 million since May 2014. During the third quarter of 2021, the PPP Loan and accrued interest was 100% forgiven by the U.S. SBA.

Following the first quarter 2020, in connection with, and as a result of the COVID-19 pandemic and related government programs adopted in response to the COVID-19 pandemic, we suspended the quarterly dividend throughout the remainder of 2020 and a majority of 2021. However, we paid dividends on our common stock in the fourth quarter of 2021. We have consistently been committed to paying a dividend and it took a pandemic for us to break our long history of consecutive quarterly dividend payments. Our Board of Directors shares our confidence in the future of Psychemedics and remains committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. We will continue to evaluate the dividend as we move forward.

Throughout 2021, we have stated that we are exploring ways to further enhance shareholder value through a comprehensive review of strategic alternatives. We continue to explore such opportunities. There can be no assurances that the shareholder enhancement review process will result in a transaction or other strategic change or outcome. The management team and Board of Directors are committed to continuing to evaluate all avenues for enhancing shareholder value.”

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, receivables collection dates, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, customer anticipated testing volume following the COVID-19 pandemic, and strategic alternatives, may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the severity of the COVID-19 pandemic, and its impact on the Company’s markets, including its impact on the Company’s customers, suppliers and employees, as well as its risk on the United States and worldwide economies, the timing, scope and effectiveness of further governmental, regulatory, fiscal monetary and public health responses to the COVID-19 pandemic, audit risk in connection with compliance by the Company with repayment forgiveness requirements under the PPP, changes in U.S. and foreign government regulations, including but not limited to FDA regulations, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, including acceptance by the court of our wage/break settlement arrangement, general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. With respect to the continued payment of cash dividends, factors include, but are not limited to, all of the factors listed above, plus current and anticipated cash flows, available surplus, capital expenditure reserves required, debt service obligations, regulatory requirements, requirements under our bank loan agreements and other factors that the Board of Directors of the Company may take into account. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

The Psychemedics Corporation web site is www.psychemedics.com

Andrew Limbek
Vice President, Controller
(978) 206-8220
AndrewL@psychemedics.com

Psychemedics Corporation
Consolidated Statements of Operations
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Revenues	$6,436	$5,335	$24,909	$21,360
Cost of revenues	4,251	4,058	14,645	16,474
Gross profit	2,185	1,277	10,264	4,886

Operating Expenses:
General & administrative	1,988	1,368	6,126	6,095
Marketing & selling	849	719	2,799	3,577
Research & development	313	299	1,130	1,280
Total Operating Expenses	3,150	2,386	10,055	10,952

Operating (loss) income	(965)	(1,109)	209	(6,066)
Other expense	(1,092)	(11)	(1,030)	(140)
Net loss before benefit from income taxes	(2,057)	(1,120)	(821)	(6,206)

Benefit from income taxes	(436)	(577)	(156)	(2,347)

Net loss	$(1,621)	$(543)	$(665)	$(3,859)

Diluted net loss per share	$(0.29)	$(0.10)	$(0.12)	$(0.70)

Dividends declared per share	$0.05	$-	$0.05	$0.18

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except par value)
(UNAUDITED)

	December 31,	December 31,
	2021	2020
ASSETS
Current Assets:
Cash	$1,992	$2,833
Accounts receivable, net of allowance for doubtful accounts	4,116	3,356
Prepaid expenses and other current assets	1,499	914
Income tax receivable	2,678	2,495
Total Current Assets	10,285	9,598

Fixed assets, net of accumulated amortization and depreciation	6,691	9,231
Other assets	864	888
Net deferred tax assets	160	-
Operating lease right-of-use assets	3,552	4,286
Total Assets	$21,552	$24,003

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$994	$577
Accrued expenses	3,188	1,801
Current portion of long-term debt	664	688
Current portion of operating lease liabilities	984	875
Total Current Liabilities	5,830	3,941

Long-term debt	599	3,444
Net deferred tax liabilities	-	211
Long-term portion of operating lease liabilities	2,880	3,895
Total Liabilities	9,309	11,491

Shareholders’ Equity:
Common stock, $0.005 par value; 50,000 shares authorized 6,257 shares and 6,205 shares issued at December 31, 2021 and 2020, respectively, 5,589 shares outstanding and 5,537 shares outstanding at December 31, 2021 and 2020, respectively	31	31
Additional paid-in capital	33,478	32,803
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)
Accumulated deficit	(9,550)	(8,606)
Accumulated other comprehensive loss	(1,634)	(1,634)
Total Shareholders’ Equity	12,243	12,512

Total Liabilities and Shareholders’ Equity	$21,552	$24,003